Independent Auditors' Consent





The Board of Directors and Stockholders
Audiovox Corporation:



We consent to incorporation by reference in the registration statements (No. 33-18119 and 33-65580) on Form S-8 and (No. 333-00811) on Form S-3 of Audiovox
Corporation and subsidiaries of our report dated January 25, 1999, relating to the consolidated balance sheets of Audiovox Corporation and subsidiaries as of November 30, 1998 and 1997, and the related consolidated statements of income
(loss), stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1998, and all related schedules, which report appears in the November 30, 1998 annual report on Form 10-K of Audiovox Corporation and subsidiaries.






                                                    s/KPMG LLP
                                                      KPMG LLP




Melville, New York
February 26, 1999


                                   Exhibit 23